                                                                      Exhibit 15

Texas Utilities Company:

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed consolidated interim financial information of Texas Utilities Company and subsidiaries for the periods ended September 30, 1994 and 1993, as indicated in our report dated November 8, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, is incorporated by reference in Registration Statement No. 33-55408 on Form S-3 and Registration Statements No. 33-52395, 33-48880 and 33-55931 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Dallas, Texas

November 8, 1994